Exhibit 14.1

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

INDUSTRIAL PROPERTY TRUST INC.

INDUSTRIAL LOGISTICS REALTY TRUST INC.

BLACK CREEK GROUP/DIVIDEND CAPITAL GROUP

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

It is the policy of Dividend Capital Diversified Property Fund Inc. (“DPF”), Industrial Property Trust Inc. (“IPT”), Industrial Logistics Realty Trust Inc. (“ILT”), Black Creek Group (“BCG”), Dividend Capital Group (“DCG”) and their respective affiliates (individually a “Company” and collectively the “Companies”) that each Company’s business be conducted in accordance with the highest moral, legal and ethical standards. Each Company’s reputation for integrity is its most important asset and each employee, officer and director must contribute to the care and preservation of that asset. This Code of Business Conduct and Ethics (this “Code”) is presented to assist you in guiding your conduct to enhance the reputation of each Company, and to help foster a culture of honesty and accountability.

This Code is drafted broadly and cannot cover every issue that may arise. No code of business conduct and ethics can effectively substitute for the thoughtful behavior of an ethical director, officer or employee. It does provide, however, basic principles to help guide employees, officers and directors of the Companies. It is each Company’s intent to exceed the minimum requirements of the law and industry practice. There will be times when you are unsure about how this Code applies. When in doubt, ask before you act.

Upholding this Code is the responsibility of every employee, officer and director of each Company. Department heads are responsible for Code enforcement in their departments and managers are accountable for the employees who report to them.

This Code applies at all times to employees, officers and directors of any and all affiliates of DPF, IPT, ILT, BCG and DCG, including, without limitation, employees of Dividend Capital Total Advisors LLC (the “DPF Advisor”), Industrial Property Advisors LLC (the “IPT Advisor”), ILT Advisors LLC (the “ILT Advisor”), BCC B-D Expense Company LLC, and Dividend Capital Securities LLC. Without limiting the foregoing, because DPF is externally advised by the DPF Advisor, IPT is externally advised by the IPT Advisor, and ILT is externally advised by the ILT Advisor, the terms of this Code shall apply to employees of the DPF Advisor at such times as they are performing services on behalf of DPF, to employees of the IPT Advisor at such times as they are performing services on behalf of IPT, and to employees of the ILT Advisor at such times as they are performing services on behalf of ILT.

In the event of a conflict between the terms of this Code and any other code of conduct or policies to which you may be subject, the more restrictive provisions shall control.

Notwithstanding any confidentiality, non-disparagement or other similar provision in this Code, any other policies of a Company, or any other document executed by an employee, officer or director of a Company (and including employees of the DPF Advisor, IPT Advisor, ILT Advisor,

BCC B-D Expense Company LLC, and Dividend Capital Securities LLC) to the contrary, nothing in this Code shall preclude the reporting of any alleged misconduct or the giving of truthful testimony under oath or the making of truthful statements to any government agency or self-regulatory body. Further, nothing in this Code requires the prior authorization of any Company to make such statements, reports or disclosures or requires any notification to any Company that any such statements, reports or disclosures have been made.

Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation on which each Company’s ethical standards are built. Pertinent laws, rules and regulations of every jurisdiction in which a Company operates must be followed. Each employee, officer and director is charged with the responsibility of acquiring sufficient knowledge of the laws, rules and regulations relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to the applicable Company’s management who in turn will seek legal advice from the applicable Company’s legal counsel as appropriate.

Honest and Ethical Conduct

Beyond compliance with laws, each Company requires that all of its employees, officers and directors act in a manner which meets the highest standards of honest and ethical behavior. The honesty and integrity of each Company’s business conduct must not be compromised. No Company will condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

Transactions Involving Company Securities

“Insider trading” refers generally to buying or selling a security while in possession of material, non-public (that is, “inside”) information about the security. Insider trading is illegal and against each Company’s policy. Such trading can cause significant harm to the reputation for integrity and ethical conduct of each and every Company. U.S. federal securities laws impose civil and criminal penalties upon persons who use inside information when buying and selling securities or who give inside information to others who use it when buying or selling securities. Liability for violating the laws against “insider trading” can extend not only to a Company’s senior executives, but also to a Company’s employees, other officers and directors and to relatives and friends of those persons.

No employee, officer, director, or agent of any Company may trade in the securities of that Company except as permitted pursuant to such Company’s insider-trading policy. Further, no employee, officer, director or agent of a Company may trade in the securities of any other company if he or she possesses inside information about such other company, including information about such other company gained during employment or engagement with a Company. In addition, an insider who has knowledge of inside information about any Company or about any other company must not disclose such information to family, friends, business or social acquaintances, other employees (unless such employees have a position with the applicable Company giving them a right and need to know), or other third parties. An insider may not disclose inside information until the third business day after that information has been made public by such Company or such other company.

Inside information about a Company or another company that is not known to the investing public may include, among other things: strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most importantly, financial results.

Each Company may from time to time adopt a more detailed insider-trading policy involving such Company’s securities and each employee, officer and director is subject to that policy. In some cases, given the way in which our securities are priced and sold, these policies contain provisions that are different than what may be applicable to listed public companies. You should consult each applicable insider-trading policy, and contact the applicable Company’s General Counsel or Chief Legal Officer with any questions.

Fair Dealing

Each Company seeks to outperform its competition fairly and honestly. Each employee, officer and director should endeavor to respect the rights of and deal fairly with a Company’s customers, suppliers, competitors and employees and other third parties with whom he or she has contact in the course of performing his or her job. In the course of business dealings on behalf of a Company, no employee, officer or director should take unfair advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing business practice.

Relationships with Tenants, Contractors, Real Estate Brokers/Agents, Partners, Lenders, Customers and Suppliers

The business success of each Company depends upon its ability to foster lasting relationships with individuals outside of its organization and each Company is committed to dealing with those individuals fairly, honestly and with integrity. Information supplied should be as current, accurate and complete as available and no one acting on behalf of any Company will deliberately misrepresent information to others. Entertainment should not exceed reasonable and customary business practice. Employees, officers and directors should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, decisions of a tenant, contractor, real estate broker/agent, partner, lender, customer or supplier unless expressly approved by the applicable Company.

Relationships with Competitors

Each Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees, officers and directors should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws, rules or regulations governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

Conflicts Of Interest

Each Company relies on the integrity and undivided loyalty of its employees, officers and directors to maintain the highest level of objectivity in performing their duties. Each employee,

officer and director has a duty of honesty and loyalty to such Company, to further its aims and goals and to work on behalf of its best interests with the highest level of integrity. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of such Company. Individuals must not allow personal considerations or relationships to influence them in any way when representing a Company in business dealings.

A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform work on behalf of a Company objectively and effectively. Conflicts also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Company. Loans to, or guarantees of obligations of, such persons are of special concern. The consequences of such behavior have the potential to do great harm to such Company and all employees, officers and directors by disrupting business and undermining public confidence. Employees, officers and directors are expected to be totally free of any competing interest when making business decisions on behalf of a Company. Accordingly, all employees, officers and directors must refrain from personal activities or interests that could influence their objective decision-making ability.

All employees, officers and directors must exercise great care any time their personal interests, or the interests of a family member of such persons, might conflict with those of a Company in which they are involved. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee directors of DPF, IPT and ILT are expected to make appropriate disclosures to the respective Board of Directors (each, a “Board”) of DPF, IPT or ILT, as applicable, and to take appropriate steps to recuse themselves from applicable Board decisions with respect to transactions or other matters involving such Company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

The following sections review several common problems involving conflicts of interest. The list is not exhaustive. Each individual has a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Company in which they are directly or indirectly involved, and to discuss any conflict openly and candidly with the applicable Company.

Favors, Payments and Gifts

Employees who deal with a Company’s lenders, tenants, customers, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no employee, officer or director of a Company should ever receive a favor, payment or anything of value in exchange for a decision involving any Company’s business. Similarly, no employee, officer or director of a Company should ever offer anything of value to government officials or others to obtain a particular result for any Company. Bribery, kickbacks or other improper payments have no place in any Company’s business and will not be tolerated.

Each Company recognizes exceptions for token gifts of nominal value or customary business entertainment, when a clear business purpose is involved. If you are in doubt about the policy’s application, the applicable Company’s General Counsel or Chief Legal Officer should be consulted.

Personal Financial Interests; Outside Business Interests

Employees, officers and directors should avoid any outside financial interests that might be in conflict with the interests of a Company in which they are directly or indirectly involved. No employee, officer or director may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that is a material tenant, contractor, real estate broker/agent, customer, partner, lender or competitor of a Company in which he or she is directly or indirectly involved. A financial interest includes any interest as an owner, creditor or debtor. Indirect interests include those through an immediate family member or other person acting on his or her behalf. This policy does not apply to arms’-length purchases by an employee, officer or director of goods or services for personal or family use, or to the ownership of shares in a publicly held corporation.

Employees should not engage in outside jobs or other business activities that compete in any way with a Company in which he or she is directly or indirectly involved. Further, any outside or secondary employment (“moonlighting”) may interfere with the job being performed for a Company and is discouraged. Under no circumstances may employees, officers or directors have outside interests that are in any way detrimental to the best interests of a Company in which he or she is directly or indirectly involved.

You must disclose to the General Counsel or Chief Legal Officer of the applicable Company any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, your judgment or decisions as such Company’s employee, officer or director, as the case may be. The General Counsel or Chief Legal Officer of the applicable Company will then determine if there is a conflict and, if so, how to resolve it without compromising the applicable Company’s interests.

Loans or Other Financial Transactions

No employee, officer or director of a Company, or a family member of such individuals, may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any of the Companies or any company that is a material tenant, contractor, real estate broker/agent, partner, lender, customer, supplier or competitor of any such Company in which he or she is directly or indirectly involved. This guideline does not prohibit arms’-length transactions with recognized banks, brokerage firms, other financial institutions or any company that is a material tenant, contractor, real estate broker/agent, partner, lender, customer, supplier or competitor, except that loans or guarantees of personal obligations are prohibited from any material contractors or broker/agents under any circumstance.

Corporate Boards

The director of an organization has access to sensitive information and charts the course of the entity. If you are invited to serve as a director of an outside organization, the Company in which you are directly or indirectly involved must take safeguards to shield both such Company and you from even the appearance of impropriety. For that reason, any employee or officer invited to join the board of directors of another organization (including a non-profit or other charitable organization) must obtain the approval of the Chief Executive Officer, President, General Counsel or Chief Legal Officer of the applicable Company. Directors of DPF, IPT or ILT who are invited to serve on other boards should promptly notify the Chairman of the Board of DPF, IPT or ILT, as applicable.

Corporate Opportunities

Directors, officers and employees of a Company have a primary business and ethical responsibility to such Company to advance the Company’s interests when the opportunity arises and to avoid any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the official duties of their respective positions in such Company. Moreover, directors, officers and employees of a Company should not use corporate property, information or position for improper personal gain (including gain of friends or family members), nor should such persons compete with such Company directly or indirectly. At the same time, directors, officers and employees should be permitted to pursue personal business interests that present no real threat to the duty they owe to a Company in which they are involved in order to advance their own legitimate interests when the opportunity to do so arises.

Corporate opportunities can include opportunities closely related to the business of a Company and any opportunities that are discovered by the director, officer or employee through the use of corporate property, information or position. Prior to pursuing a business opportunity that could just as easily be taken by a Company in which such individual is directly or indirectly involved, the director, officer or employee is required to first offer the opportunity to the Company in which he or she is involved and fully disclose the opportunity (1) to the Board of the applicable Company, if such individual is involved with DPF, IPT or ILT, or (2) to the Principals if such individual is involved with any other Company. The DPF, IPT or ILT Board, as applicable, or Principals shall make the final determination as to whether a particular opportunity can be taken by the director, officer or employee. The applicable Company must, through the DPF, IPT or ILT Board, as applicable, or through the Principals, if such individual is involved in other Companies, waive any right to the corporate opportunity before the director, officer or employee may take the opportunity for himself or herself.

The applicable Board or Principals may consider the following factors in making its determination:

•	whether the opportunity is presented to the director, officer or employee in his or her individual and not his or her corporate capacity;

•	whether the opportunity is essential to such Company;

•	whether such Company holds an interest or expectancy in the opportunity; and

•	whether the director, officer or employee has wrongfully employed the resources of such Company in pursuing or exploiting the opportunity.

If the applicable Board or Principals determines that the director, officer or employee can pursue the opportunity, such opportunity shall be disclosed to the extent required by law or as may be approved by the applicable Board in the instance of DPF, IPT or ILT in the appropriate public filing of such Company with the Securities and Exchange Commission (the “SEC”).

Reporting Confidentiality and Retaliation

To the extent possible, each Company will endeavor to keep confidential the identity of anyone reporting a violation of this Code and you may, at all times, use the anonymous hotline (available by both telephone and web access). You will be treated with dignity and respect, your concerns will be seriously addressed and you will be informed of the outcome. Each Company will also keep confidential the identities of employees, officers or directors about whom allegations of violations are brought, unless or until it is established that a violation has occurred. It is each Company’s policy that retaliation against anyone who reports actual or suspected Code violations is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including termination of employment.

Dealings with the Press and Communications with the Public

A Company’s executive management should speak for such Company. If someone outside of a Company asks you questions or requests information regarding any Company, its business or financial results, do not attempt to answer. All requests for information – from reporters, securities analysts, stockholders or the general public – should be referred to a member of executive management who will handle the request or delegate it to an appropriate person. A Company may from time to time establish specific policies and procedures concerning information requests and speaking to people outside of such Company.

Confidential Information

Each Company’s legal obligations and its competitive position often mandate that its information remain confidential. Employees, officers and directors must maintain the confidentiality of the information entrusted to them by a Company, except when authorized by such Company’s Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Principals (in the case of non-public Companies), General Counsel, Chief Legal Officer or as required by law. Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information. Your obligation to safeguard confidential corporate information continues even after you leave a Company.

Confidential corporate information includes information relating to a Company’s financial performance (for example, quarterly financial results of such Company’s operations) or other transactions or events, and can have a significant impact on the value of such Company’s securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties. Confidential corporate information also includes all non-public information that might be of use to a Company’s competitors, or harmful to such Company or its tenants or customers, if disclosed.

The same rules apply to confidential information relating to other companies with which a Company does business. In the course of the many pending or proposed transactions that a Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which such Company’s employees, officers and directors may have access. This could include “material” information that is likely to affect the value of the securities of the other companies.

Accounting Matters and Public Disclosure

Internal Accounting Controls

Each Company places the highest priority on “best practices” disclosure. Each Company’s annual reports, quarterly reports and press releases, and other public disclosure of such Company’s financial results, reflect how seriously the Companies take this responsibility.

Each employee of the Company shares this responsibility with senior management and the applicable Board and must help maintain the integrity of such Company’s financial records. This Code cannot include a review of any extensive accounting requirements that a Company must fulfill. To meet these obligations however, each Company must rely on employee truthfulness in accounting practices. Employees must not participate in any mistreatment of a Company’s accounts. No circumstances justify the maintenance of “off-the-books” accounts to facilitate questionable or illegal payments. Each Company trusts that every employee understands that protecting the integrity of each Company’s information gathering, information quality, internal control systems and public disclosures is one of the highest priorities Each Company has as a company.

If you ever observe conduct that causes you to question the integrity of a Company’s internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of a Company’s financial reporting, it is imperative that you bring these concerns to such Company’s attention immediately. You should consult the Company’s Whistleblowing and Whistleblower Protection Policy to learn how to, and to whom you should, report any concerns (and you may, at any time, report confidentially through the anonymous hotline (by either telephone or web access)). Retaliation of any kind against any employee for raising these issues is strictly prohibited and will not be tolerated.

Improper Influence on the Conduct of Audits

It is unlawful for any employee, officer or director of any Company, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of any Company’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code. Types of conduct that might constitute improper influence include the following:

•	Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services,

•	Providing an auditor with inaccurate or misleading legal analysis,

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to a Company’s accounting practices or procedures,

•	Seeking to have a partner removed from the audit engagement because the partner objects to a Company’s accounting practices or procedures,

•	Blackmailing, and

•	Making physical threats.

Any employee, officer or director who engages in such conduct will be subject to sanctions under this Code, including termination of employment in the case of an employee or officer, in addition to potential civil and criminal liability.

Public Disclosure

Each Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee of a Company who contributes in any way to the preparation or verification of such Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee of a Company must cooperate fully with such Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Each director, officer and employee who is involved in a Company’s disclosure process must (i) be familiar with and comply with such Company’s disclosure controls and procedures and its internal control over financial reporting and (ii) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of such Company provide full, fair, accurate, timely and understandable disclosure.

Use and Protection of Company Assets

Proper and efficient use and protection of each Company’s assets is the responsibility of all employees, officers and directors directly or indirectly involved with such Company. A Company’s facilities, materials, equipment, information and other assets should be used only for conducting such Company’s business and are not to be used for any unauthorized purpose. Employees, officers and directors should guard against theft, carelessness, waste and abuse of Company assets in order to improve a Company’s productivity.

Records Retention

You should retain documents and other records for such period of time as you and your colleagues will reasonably need such records in connection with the business activities of the Company in which you are directly or indirectly involved. All documents not required to be retained for business or legal reasons, including draft work product, should not be retained and should be destroyed in order to reduce the high cost of storing and handling the vast amounts of material that would otherwise accumulate. However, under unusual circumstances, such as litigation, governmental investigation or if required by applicable state and federal law and regulations, the applicable Company’s General Counsel or Chief Legal Officer may notify you if retention of documents or other records is necessary.

Employment Practices

Each Company pursues fair employment practices in every aspect of its business and will not tolerate discrimination, harassment or retaliation. Employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. Each Company’s policy against discrimination applies to race, color, gender, religion, national origin, sexual orientation, disability, veteran status, age or other status protected by law. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. Each Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination. No employee, officer or director may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination. No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

Please consult your Company’s separate sexual harassment policy for additional information and reporting procedures.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate each Company’s policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The applicable Company’s General Counsel or Chief Legal Officer can provide guidance to you in this area. Please consult your Company’s separate Foreign Corrupt Practice Act Policy. Employees should also comply with your Company’s separate Policy Regarding Contributions to California Officials.

As a general cautionary statement, employees are informed and reminded that various states and local government units may have lobbying and “pay-to-play” laws limiting an employee’s ability to make contributions or provide other things of value to governmental or other state or municipal officials. Specifically, the provision of any such contributions or other things of value by senior officers and marketing personnel (for the purpose of this section, “covered employee”) to such officials may limit the ability to do business with such individuals or any related government or municipality or any agency or other subdivision thereof, such as government-sponsored pension plans. It is the obligation of each covered employee to be mindful of such laws and restrictions in connection with any and all dealings with such state and local officials, and to ensure that his/her actions do not limit our ability to conduct business. The applicable Company’s General Counsel or Chief Legal Officer can provide guidance to covered employees in this area as needed and requested. In addition, all employees are reminded to review any separate Pay-to-Play Policy adopted by any applicable Company.

Alcohol and Drugs

Each Company is committed to maintaining a drug-free work place. All employees must comply strictly with Company policies against the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty except at specified Company-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of a Company. Likewise, employees are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention and Weapons

The safety and security of each Company’s employees, officers and directors is vitally important. No Company will tolerate violence or threats of violence in, or related to, the workplace. Employees, officers and directors who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on a Company’s property or affects a Company’s business should immediately report the situation to their supervisor, the Human Resources Department, the General Counsel, the Chief Legal Officer, an executive officer or a Principal.

No Company permits any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company’s business. This is true even if you have obtained legal permits to carry weapons.

Amendments/Waivers

Any amendment to, or waiver of, this Code for senior officers or directors of a Company may be made only by (1) in the case of DPF, IPT or ILT, the Board or by the Audit Committee of such Company (or, when formed, the Nominating and Corporate Governance Committee of such Company), and must be promptly disclosed to such Company’s stockholders in accordance with all applicable laws, rules and regulations, or (2) the Principals or Chief Legal Officer in the case of a non-public Company.

Questions About This Code; Reporting Suspected Violations

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of the Company?

•	How does this make me feel about myself and the Company?

•	Would I feel comfortable if an account of my actions were published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s high ethical standards, seek help. The Companies encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the applicable Company’s General Counsel or Chief Legal Officer. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. If you become aware of any violation of this Code you are required to promptly report it. There will be no adverse action taken against (i) persons who report violations of this Code for making such a report or (ii) against persons who participate in investigations for such participation. However, reporting a violation of this Code or participating in an investigation does not prevent potential disciplinary action for your own wrongdoing. In the case of DPF, IPT or ILT, if you feel appropriate action is not being taken, you should contact the Chairman of the applicable Company or, in cases relating to the financial reporting of such Company, the chairman of the Audit Committee of the Board of such Company. In the case of any non-public Company, if you feel that appropriate action is not being taken, you should contact one of the Principals of BCG or DCG. You are not required to identify yourself when reporting a violation. You should consult the Company’s Whistleblowing and Whistleblower Protection Policy to learn how to, and to whom you should, report any violations of this Code, and you may always report violations using the confidential anonymous hotline (available by both telephone and web access).

Each Company also realizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation and will be handled according to this Code.

Enforcement

The conduct of each employee, officer and director matters vitally to each Company. A misstep by a single individual can cost a Company dearly; it undermines all of the Companies’ reputations. For these reasons, violations of this Code may lead to significant penalties, including termination of employment.

In the case of DPF, IPT and ILT, such Company’s Chairman will take such preventative or disciplinary action as he or she deems appropriate with respect to any employee who violates any provision of this Code, and will inform the Audit Committee of the Board of such Company of all material violations. Any alleged violation by an officer or director of DPF, IPT or ILT will be presented promptly to the Audit Committee of the Board of such Company for its consideration and such preventative or disciplinary action as the Audit Committee of the Board, in its sole judgment, shall deem warranted.

In the case of any non-public Company, the Principals of BCG and DCG shall take such preventative or disciplinary action as they deem appropriate with respect to any employee who violates any provision of this Code.

Preventative or disciplinary action may include, but is not limited to, reassignment, demotion, or dismissal of the individual violating this Code and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Each Company’s General Counsel or Chief Legal Officer will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable federal and state law.

Condition of Employment or Services

All employees, officers and directors shall conduct themselves at all times in the best interests of the Companies in which he or she are directly or indirectly involved. Compliance with this Code is a condition of employment and of continued employment with each Company, and conduct not in accordance with this Code may result in disciplinary action, including termination of employment.

This Code is not an employment contract nor is it intended to be an all-exclusive policy statement on the part of any Company. Each Company reserves the right to provide the final interpretation of the policies it contains and to revise those policies as it deems necessary or appropriate.

Contact Information

Anonymous Hotline Telephone Number:

Telephone: 877-628-7865 (for calls originating in the U.S.)

Note: For calls originating in Mexico, you must first dial the AT&T Direct Access Number

(01-800-288-2872); then dial the Hotline number above

Anonymous Hotline Website:

https://blackcreek.alertline.com

General Counsel of DPF, IPT and ILT

Joshua J. Widoff

Telephone: (303) 597-0483

Email: jwidoff@dividendcapital.com

Chief Legal Officer of BCG and DCG and their affiliates

Gary M. Reiff

Telephone: (303) 597-0427

Email: greiff@blackcreekcapital.com

Audit Committee of IPT

Charles Duke, Committee Chairman

Telephone: (303) 898-9012

Email: charlesbduke@gmail.com

Marshall Burton

Telephone: (303) 704-8148

Email: mburton@confluentdev.com

Audit Committee of ILT

John Hagestad, Committee Chairman

Telephone: (949) 809-2417

Email: jhagestad@sares-regis.com

Charles Duke

Telephone: (303) 898-9012

Email: charlesbduke@gmail.com

Marshall Burton

Telephone: (303) 704-8148

Email: mburton@confluentdev.com

Audit Committee of DPF

Charles B. Duke

Telephone: (303) 898-9012

Email: charlesbduke@gmail.com

Richard D. Kincaid

Telephone: (312) 715-0203

Email: richard@becausefoundation.org

Daniel J. Sullivan

Telephone: 32-472-760-08-87 or (207) 233-5199

Email: djs321@me.com

Principals of BCG and DCG

John Blumberg (jblumberg@blackcreekcapital.com)

James Mulvihill (jmulvihill@blackcreekcapital.com)

Evan Zucker (ezucker@blackcreekcapital.com)

Telephone: (303) 869-4600